Church & Dwight Co., Inc.

News Release
Contact:	Matthew T. Farrell Chief Financial Officer 609-683-5900

CHURCH & DWIGHT REPORTS SECOND QUARTER 2012 RESULTS
Q2 Organic Net Sales up 3.7%, Affirms 2012 EPS Outlook

PRINCETON, NJ, August 7, 2012 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended June 30, 2012 of $79.3 million or $0.56 per share, compared to the reported net income of $82.6 million or $0.57 per share for the same period in 2011.  The results exceed management’s previously announced earnings per share forecast of $0.54 per share for the quarter. Earnings per share decreased 1.8% on a reported basis, but increased 5.7% excluding a second quarter 2011 $6 million ($0.04 per share) tax benefit as a result of New Jersey corporate tax reform.

Second Quarter Review

Reported net sales for the second quarter increased 3.2% to $696.4 million.  Organic sales increased 3.7% driven by 6.3% volume growth offset by 2.6% unfavorable product mix and pricing.  Organic sales exclude the impact of a 2011 brand acquisition and foreign exchange rate changes.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our second quarter business results in what continues to be a difficult economic environment.  The organic sales increase of 3.7% reflects strong volume growth.  Despite continuing weak category consumption in the U.S., we increased market share on five of our eight power brands in the quarter.”

Consumer Domestic net sales were $506.5 million, a $24.2 million or 5.0% increase over the prior year second quarter sales. Second quarter organic sales increased by 5.0%, primarily due to higher sales of ARM & HAMMER liquid laundry detergent. Other products that contributed to volume growth were XTRA liquid laundry detergent, ARM & HAMMER cat litter, KABOOM cleaners, and the recently introduced ARM & HAMMER CRYSTAL BURST unit dose laundry detergent. These increases were partially offset by lower sales of ARM & HAMMER SPINBRUSH battery-operated toothbrushes, ANSWER diagnostic kits and ORAJEL oral analgesic products. Volume growth contributed 8.6% to sales, partially offset by the 3.6% unfavorable product mix and pricing.

Consumer International net sales were $121.3 million, a $4.7 million or 3.7% decrease from the prior year second quarter sales.  Organic sales decreased by 2.7%, primarily due to weaker sales in Europe.  Volume accounted for 2.4% of the decrease, with 0.3% of the decrease resulting from unfavorable product mix and pricing. Organic sales exclude a 5.9% benefit from an acquisition and a negative impact of 6.9% from foreign exchange rate changes.

Specialty Products net sales were $68.6 million, a $2.0 million or 3.0% increase over the prior year second quarter sales.  Organic sales increased by 6.3%.  Higher volumes contributed 5.6% and favorable pricing contributed 0.7%. The favorable pricing is primarily due to a pass-through of raw material increases to customers.  Organic sales exclude a negative impact of 3.3% from unfavorable foreign exchange rate changes.

Gross margin contracted to 43.5% in the second quarter compared to 44.5% in the prior year second quarter.  The decrease is primarily due to unfavorable product mix.  The unfavorable product mix reflects a 10.5% increase in net sales of lower margin consumer domestic household products compared to a 5.1% decline in net sales of higher margin consumer domestic personal care products.  Gross margin was also affected by start-up and unabsorbed costs related to the Company’s new Victorville, California manufacturing and distribution facility, which did not begin shipments until late in the second quarter of 2012.  Although commodity costs were higher in the quarter, the increases were largely offset by the effect of productivity programs.

Gross margin is expected to improve in the second half of 2012 due to initiatives that have already been implemented including a cat litter price increase, new product launches in the personal care business, in-house production of unit dose detergent, ramp-up of the new Victorville, California facility and the reduction in retailer slotting costs.  As a result, the Company expects full year gross margin to increase by an amount at the lower end of its 25-50 basis point annual target.

Marketing expense was $88.4 million in the second quarter, a slight increase of $0.9 million or 1.0% over the prior year second quarter.  Marketing expense as a percentage of net sales was 12.7%, a decrease of 30 basis points compared to the prior year second quarter, and 290 basis points above the first quarter of 2012.  Marketing expense is expected to continue to increase in the second half of 2012 to support new product launches.

Selling, general, and administrative expense (SG&A) was $92.2 million in the second quarter, a $2.5 million decrease from the prior year second quarter.  SG&A as a percentage of net sales was 13.2%, an 80 basis point reduction from the prior year second quarter, primarily due to lower legal costs.

Income from Operations was $122.4 million in the second quarter, an increase of $4.6 million or 3.9% over the prior year second quarter. Operating income as a percentage of net sales was 17.6%, a 10 basis point increase over the prior year second quarter.

The effective tax rate in the second quarter was 35.6%, compared to 30.6% in the prior year second quarter.  The 2011 rate reflects a $6 million tax benefit resulting from New Jersey corporate tax reform. The Company expects the full year effective tax rate to be approximately 35%.

Operating Cash Flow

For the first six months of 2012, net cash from operating activities was $189.2 million, an increase of $17.5 million or 10.2% over the same period in the prior year.  The increase in net cash from operating activities is a result of higher net income and a smaller increase in working capital.  Capital expenditures for the first six months of 2012 were $40.0 million, a $16.4 million increase over the same period in the prior year.  The increase in capital expenditures is primarily related to the Company’s construction of its new Victorville, California manufacturing and distribution facility.

In the second quarter, the Company purchased 2.2 million shares of its common stock at an aggregate cost of approximately $110 million.  This brings the six month total to 4.1 million shares at an aggregate cost of approximately $200 million.  The Company does not anticipate making any additional purchases for the balance of 2012.

New Product Activity

Mr. Craigie commented, “Our strong organic growth in the first half of 2012 has been driven by successful new products including our first-to-market ARM & HAMMER unit dose laundry detergent, ARM & HAMMER Sensitive Laundry Detergent with fragrance, OXICLEAN Booster for dishwashers, ARM & HAMMER ULTRA LAST cat litter, the co-branded ARM & HAMMER ORAJEL Sensitive toothpaste and the new TROJAN CHARGED condom.”

He added, “We are building upon these successes in the second half of the year with the launch of the SPINBRUSH Tooth Tunes manual toothbrush and the unique ORAJEL single dose cold sore treatment with a patented delivery system.  All of these new products will be supported by increased marketing spending to continue to deliver strong organic sales growth on both our value-oriented and premium priced products.”

Outlook for 2012

Mr. Craigie stated, “We continue to expect a difficult and challenging economic environment for the remainder of 2012.  Consumer spending and growth in many categories is expected to remain weak due to high unemployment and consumer uncertainty.  Commodity price pressure remains in 2012 and competition will remain fierce.  Nevertheless, we are in a strong position to continue to deliver value to our stockholders as a result of our balanced portfolio of value and premium products, aggressive cost cutting and tight management of overhead costs.”

With regard to 2012, Mr. Craigie stated, “We continue to expect organic net sales growth to be at the high end of our 3-4% annual target due to our strong first half results of 6% and our innovative new product launches in 2012.  Organic net sales growth over comparable periods in 2011 is anticipated to be lower in the second half of 2012 because of significantly higher organic net sales growth rates in the second half of 2011.  Gross margin is expected to increase by an amount at the lower end of our 25-50 basis points annual target.  We plan to increase our marketing support in the second half and focus it behind our power brands and our innovative new value and premium products, which we believe will continue to drive market share gains.”

Mr. Craigie added, “As a result of these factors, we continue to expect diluted earnings per share for 2012 to be in the range of $2.41 to $2.43.  This is an increase of 14-15% on a reported basis, and 9-10% over 2011, excluding a deferred tax valuation allowance charge of $0.09 per share that we incurred in the fourth quarter of 2011.”

In addition, Mr. Craigie stated, “With regard to the third quarter, we expect continued strong organic sales growth and diluted earnings per share of approximately $0.58, compared to $0.54 in last year’s third quarter.”

Church & Dwight Co., Inc. will host a conference call to discuss second quarter 2012 results on August 7, 2012 at 10:00 a.m. (ET).  To participate, dial in at 877-741-4354, access code: 11373702 (International: 832-900-4630, same access code: 11373702).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 11373702).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margins; operating margins; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on
Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2012	July 1, 2011	June 30, 2012	July 1, 2011
Net Sales	$696.4	$674.9	$1,387.0	$1,317.2
Cost of sales	393.4	374.9	781.5	729.1
Gross profit	303.0	300.0	605.5	588.1
Marketing expenses	88.4	87.5	156.4	156.7
Selling, general and administrative expenses	92.2	94.7	184.0	182.5
Income from Operations	122.4	117.8	265.1	248.9
Equity in earnings of affiliates	2.4	3.2	4.9	5.4
Other income (expense), net	(1.7)	(2.0)	(3.7)	(3.7)
Income before non-controlling interest and taxes	123.1	119.0	266.3	250.6
Income taxes	43.8	36.4	91.2	84.4
Net Income of Non-Controlling Interest	-	-	-	-
Net Income attributable to Church & Dwight	$79.3	$82.6	$175.1	$166.2
Net Income per share - Basic	$0.57	$0.58	$1.24	$1.16
Net Income per share - Diluted	$0.56	$0.57	$1.22	$1.14
Dividend per share	$0.24	$0.17	$0.48	$0.34
Weighted average shares outstanding - Basic	139.5	143.3	140.9	143.0
Weighted average shares outstanding - Diluted	142.2	145.9	143.6	145.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2012	Dec. 31, 2011
Assets
Current Assets
Cash, equivalents and securities	$184.2	$251.4
Accounts receivable	272.4	264.6
Inventories	225.9	200.7
Other current assets	49.1	38.5
Total Current Assets	731.6	755.2
Property, Plant and Equipment (Net)	532.8	506.0
Equity Investment in Affiliates	17.4	12.0
Tradenames and Other Intangibles	891.6	904.1
Goodwill	868.4	868.4
Other Long-Term Assets	74.5	71.9
Total Assets	$3,116.3	$3,117.6
Liabilities and Stockholders’ Equity
Short-Term Debt	$32.4	$2.6
Other Current Liabilities	386.6	381.0
Total Current Liabilities	419.0	383.6
Long-Term Debt	249.8	249.7
Other Long-Term Liabilities	462.3	443.5
Stockholders’ Equity	1,985.2	2,040.8
Total Liabilities and Stockholders’ Equity	$3,116.3	$3,117.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2012	July 1, 2011
Net Income	$175.1	$166.2

Depreciation and amortization	39.3	39.2
Deferred income taxes	7.8	20.8
Non cash compensation	8.9	8.4
Other	1.3	(1.7)

Changes in assets and liabilities:
Accounts receivable	(11.9)	(34.7)
Inventories	(26.5)	(15.5)
Other current assets	2.4	(4.2)
Accounts payable and accrued expenses	7.8	0.9
Income taxes payable	3.6	(1.4)
Excess tax benefits on stock options exercised	(12.5)	(5.3)
Other liabilities	(6.1)	(1.0)
Net cash from operating activities	189.2	171.7

Acquisitions	(0.0)	(64.8)
Capital expenditures	(40.0)	(23.6)
Investment in joint venture	(6.8)	(0.0)
Other	(1.4)	1.2
Net cash used in investing activities	(48.2)	(87.2)

Net change in debt	29.8	(90.0)
Payment of cash dividends	(67.5)	(48.6)
Stock option related	30.2	22.0
Purchase of treasury stock	(200.4)	(0.1)
Net cash used in financing activities	(207.9)	(116.7)

F/X impact on cash	(0.3)	6.4

Net change in cash and investments	$(67.2)	$(25.8)

Product Line Net Sales

	Three Months Ended		Percent
	06/30/2012	07/01/2011	Change
Household Products	$346.2	$313.3	10.5%
Personal Care Products	160.3	169.0	-5.1%
Consumer Domestic	506.5	482.3	5.0%
Consumer International	121.3	126.0	-3.7%
Total Consumer Net Sales	627.8	608.3	3.2%
Specialty Products Division	68.6	66.6	3.0%
Total Net Sales	$696.4	$674.9	3.2%

	Six Months Ended		Percent
	06/30/2012	07/01/2011	Change
Household Products	$693.8	$617.1	12.4%
Personal Care Products	323.3	336.3	-3.9%
Consumer Domestic	1,017.1	953.4	6.7%
Consumer International	242.7	235.6	3.0%
Total Consumer Net Sales	1,259.8	1,189.0	6.0%
Specialty Products Division	127.2	128.2	-0.8%
Total Net Sales	$1,387.0	$1,317.2	5.3%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and including fourth quarter 2011 sales resulting from a timing shift in customer orders in anticipation of the January 2012 U.S. information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 6/30/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	3.2%	3.2%	5.0%	-3.7%	3.0%
Add:
FX	1.6%	1.4%	-	6.9%	3.3%

Less:
Acquisitions	1.1%	1.2%	-	5.9%	-

Organic Sales Growth	3.7%	3.4%	5.0%	-2.7%	6.3%

	Six Months Ended 6/30/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	5.3%	6.0%	6.7%	3.0%	-0.8%
Add:
FX	1.0%	0.8%	-	4.4%	2.1%
Sales in Anticipation of ERP Conversion	0.7%	0.7%	0.8%	-	0.8%

Less:
Acquisition	1.0%	1.1%	-	5.5%	-

Organic Sales Growth	6.0%	6.4%	7.5%	1.9%	2.1%

Percentage Increase in Earnings Per Share Growth

The press release contains the Company's 2012 second quarter earnings per share growth excluding a $0.04 per share tax benefit associated with New Jersey corporate tax reform in the second quarter of 2011 and forecasted 2012 earnings per share of $2.41 to $2.43, an increase of 9-10%, excluding the deferred tax charge of $0.09 per share in the fourth quarter of 2011.  If the deferred tax charge was not excluded, the forecasted 2012 earnings would constitute an increase of 14-15%. Management believes the exclusion of the second quarter 2011 tax benefit and the fourth quarter 2011 deferred tax charge is useful to investors because it enables investors to compare performance in 2011 and 2012, without augmenting the amount of the increase to give effect to extraordinary charges that do not reflect the Company's day-to-day operations.